UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/16/2006

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15281

Delaware	76-0233274
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
(Address of principal executive offices, including zip code)

(281) 719-3400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On December 16, 2006, Andre van As, M.D., Ph.D., FCP(SA), FCCP, FACP, joined Repros Therapeutics Inc. (the "Company") as Chief Medical Officer. His annual base salary will be $261,000, which will be paid monthly. Upon his hiring, Dr. van As received an option to purchase 50,000 shares of the Company's Common Stock under the Company's 2004 Stock Option Plan. The option will vest at a rate of 1/12th per quarter over a three year period. Such vesting may accelerate in full under certain circumstances after a sale of the Company. Also, Dr. van As will be entitled to six months of severance in the event of his termination in certain circumstances.

Item 8.01.    Other Events

On December 18, 2006, the Company released interim findings from its study of Proellex" in the treatment of endometriosis. To date 34 women of the 39 enrolled have completed three months of dosing. Data from these women demonstrate that treatment with the highest dosage of Proellex (50 mg) achieved statistically significant pain reduction compared to treatment with Lucrin(R) (Lupron(R)), the current pharmaceutical standard of care for the treatment of endometriosis.
On December 18, 2006, the Company also announced it hired Dr. Andre van As, M.D., Ph.D. to serve as the Company's Chief Medical Officer and Sr. VP of Clinical and Regulatory Affairs effective December 16, 2006.
A copy of the Company's press releases are attached hereto as Exhibits 99.1 and 99.2. The press releases are incorporated by reference herein and the foregoing descriptions of the press releases are qualified in their entirety by reference to the attached exhibits.

Item 9.01.    Financial Statements and Exhibits

c. Exhibits
Exhibit
Number                Description
99.1                        Press Release regarding Proellex dated December 18, 2006.

99.2                        Press Release regarding Dr. van As dated December 18, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: December 19, 2006	By:	/s/ Louis Ploth, Jr.
Louis Ploth, Jr.
Vice President, Business Development and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.2	Press Release regarding Dr. van As dated December 18, 2006.
EX-99.1	Press Release regarding Proellex dated December 18, 2006.